Exhibit 99.1

Trex Company Reports Third Quarter 2017 Results

— Strong Demand and Margin Improvement Drive another Record Quarter of Revenue and Earnings —

Third Quarter Highlights

  Consolidated Sales increased 32% to a record $140 million
  Trex Residential Products sales increased 23%
  Trex Residential Products gross margin expanded to 40.6%
  Earnings per share of $0.68

Year-to-Date Highlights

  Consolidated Sales up 15%, Trex Residential Product Sales up 13%
  Trex Residential Products gross margin expanded to 43.9%
  Earnings per share of $2.60

WINCHESTER, Va.--(BUSINESS WIRE)--October 30, 2017--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, today reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Results

Net sales for the third quarter of 2017 were $140 million, an increase of 32% compared to the 2016 third quarter. Trex Residential Product sales were up 23% to $131 million, and Trex Commercial Product sales contributed $9 million for August and September. Consolidated gross margin was 39.4% as compared to 28.2% in the prior year. Third quarter gross margin improved 190 basis points after adjusting for the prior year’s $9.8 million warranty reserve charge. Trex Residential Products gross margin expanded to 40.6%.

EBITDA increased 47% to $34.9 million, or 24.9% of total sales, from the prior year’s warranty reserve adjusted $23.8 million. SG&A was $24.9 million, or 17.8% of sales, inclusive of $0.8 million in amortization of intangibles associated with the acquisition of SC Company on July 31, 2017. Trex recorded $4.9 million of intangible assets related to the acquisition that will be amortized over twelve months.

Net income was $20.1 million or $0.68 per diluted share, ahead of net income of $7.8 million or $0.26 per diluted share reported in the prior year. Third quarter net earnings improved by 34% after adjusting for the effects of the prior year warranty reserve.

“Our organic revenue growth in the third quarter reflected strong demand for Trex Residential Products, as we continue to successfully gain market share from the traditional wood market and reinforce our leadership position in the outdoor living category. At the same time, gross margin continued to benefit from our ongoing process improvement programs, lower input costs and increased capacity utilization,” said James E. Cline, President and Chief Executive Officer.

“Our acquisition of SC Company, which was completed in the third quarter, forms the core of Trex Commercial Products and provides us with access to an important growth market as well as end market sales diversification. The integration is progressing according to plan, the segment’s third quarter revenue and earnings contribution were in line with our expectations, and it was accretive to EBITDA,” Mr. Cline noted.

Nine Month 2017 Results

Total net sales for the first nine months of 2017 were $443 million, a 15% increase over prior year, with Trex Residential Products sales up 13% to $434 million. Gross margin increased to 43.5%, 470 basis points ahead of last year’s gross margin of 38.8%. After adjusting for a $9.8 million warranty charge taken in the prior year, gross margin showed improvement of 220 basis points. Net income for the first nine months of 2017 was $76.8 million, or $2.60 per diluted share, up from $55.2 million and $1.86 per diluted share reported in the prior year. After adjusting for the prior year warranty reserve charge, earnings per diluted share were up 25%.

Summary and Outlook

“Our strong year-to-date performance across all key metrics has put us on track to achieve another year of record revenues and earnings in 2017. The positive momentum driving organic sales growth demonstrates the increasing strength of the Trex brand and the effective ways in which we are engaging with consumers and working collaboratively with the trade to deliver the very best in outdoor living experiences.

“For the remainder of the year, we expect total revenues to be approximately $118 million in the fourth quarter of 2017, comprised of a 9% increase in Trex Residential Products revenue to $104 million and a $14 million contribution from Trex Commercial Products. Based on fourth quarter revenue expectations, full year 2017 consolidated revenue growth would be 17%, while Trex Residential Products would be up 12%.

“Recent forecasts point to continued positive trends in consumer confidence and in the repair and remodel market, two key indicators of the strength of our residential business. Additionally, we expect to build revenue synergies with the newly acquired SC Company by leveraging brand recognition with sales channel partnerships and the engineering capabilities of both companies and to increase commercial margins through process and productivity improvements similar to those we have implemented at Trex Residential Products,” Mr. Cline concluded.

Third Quarter 2017 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third quarter 2017 results and other corporate matters on Monday, October 30th, 2017 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at http://investor.trex.com/phoenix.zhtml?c=86979&p=irol-irhome. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States (GAAP). The Company has included data with respect to EBITDA because management evaluates and projects the performance of the Company’s business using several measures, including EBITDA. Management considers EBITDA to be an important supplemental indicator of the Company’s operating performance, particularly as compared to the operating performance of the Company’s competitors, because this measure eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of the Company and facilitates comparisons by investors between the operating performance of the Company and the operating performance of its competitors. Management believes that consideration of EBITDA should be supplemental, because EBITDA has limitations as an analytical financial measure. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, as a measure of operating performance, nor should it be considered as an alternative to cash flows as a measure of liquidity. The following table sets forth, for the periods indicated, a reconciliation of EBITDA to net income:

Reconciliation of net income to EBITDA:

Three Months Ended September 30 (in thousands)	2017	2016
Net income	$20,098	$7,787
Interest	$59	$77
Taxes	$10,208	$2,702
Depreciation and Amortization	$4,520	$3,444
EBITDA	$34,885	$14,010

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$140,194	$106,168	$442,941	$384,294

Cost of sales	84,910	76,223	250,473	235,312

Gross profit	55,284	29,945	192,468	148,982

Selling, general and administrative expenses	24,919	19,379	75,409	64,786

Income from operations	30,365	10,566	117,059	84,196

Interest expense, net	59	77	515	1,108

Income before income taxes	30,306	10,489	116,544	83,088

Provision for income taxes	10,208	2,702	39,715	27,871

Net income	$20,098	$7,787	$76,829	$55,217

Basic earnings per common share	$0.68	$0.27	$2.61	$1.88

Basic weighted average common shares outstanding	29,404,049	29,295,284	29,385,722	29,419,958

Diluted earnings per common share	$0.68	$0.26	$2.60	$1.86

Diluted weighted average common shares outstanding	29,578,216	29,516,718	29,563,497	29,635,796

Comprehensive income	$20,098	$7,787	$76,829	$55,217

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2017	2016

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$25,541	$18,664
Accounts receivable, net	70,802	48,039
Contract retainage	1,893	—
Inventories	26,029	28,546
Prepaid expenses and other assets	3,912	10,400
Revenues in excess of billings	4,706	—
Total current assets	132,883	105,649
Property, plant and equipment, net	102,788	103,286
Goodwill and other intangibles	72,544	10,523
Other assets	2,981	1,972
Total assets	$311,196	$221,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$15,960	$10,767
Accrued expenses and other liabilities	41,327	34,693
Accrued warranty	6,725	5,925
Billings in excess of revenues	1,353	—
Customer deposits	953	—
Total current liabilities	66,318	51,385

Deferred income taxes	894	894
Non-current accrued warranty	29,733	31,767
Other long-term liabilities	2,676	3,223
Total liabilities	99,621	87,269

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,918,427 and 34,894,233 shares issued and 29,424,746 and 29,400,552 shares outstanding at September 30, 2017 and December 31, 2016, respectively	349	349
Additional paid-in capital	120,667	120,082
Retained earnings	264,071	187,242
Treasury stock, at cost, 5,493,681 shares at September 30, 2017 and December 31, 2016, respectively	(173,512)	(173,512)
Total stockholders’ equity	211,575	134,161
Total liabilities and stockholders’ equity	$311,196	$221,430

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Operating Activities
Net income	$76,829	$55,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,065	10,893
Stock-based compensation	3,913	3,806
Loss (Gain) on disposal of property, plant and equipment	1,720	(189)
Other non-cash adjustments	(405)	(285)
Changes in operating assets and liabilities:
Accounts receivable	(14,407)	1,580
Contract retainage	55	-
Inventories	4,860	6,597
Prepaid expenses and other assets	2,987	(771)
Revenues in excess of billings	(1,243)	-
Accounts payable	1,203	(6,761)
Accrued expenses and other liabilities	(1,430)	5,005
Billings in excess of revenues	(399)	-
Customer deposits	(609)	-
Income taxes receivable/payable	7,698	8,487

Net cash provided by operating activities	92,837	83,579

Investing Activities
Expenditures for property, plant and equipment	(11,108)	(8,534)
Proceeds from sales of property, plant and equipment	-	4,349
Acquisition of business	(71,523)	-

Net cash used in investing activities	(82,631)	(4,185)

Financing Activities
Borrowings under line of credit	201,000	242,700
Principal payments under line of credit	(201,000)	(249,700)
Repurchases of common stock	(3,617)	(55,185)
Financing costs	-	(485)
Proceeds from employee stock purchase and option plans	288	218

Net cash used in financing activities	(3,329)	(62,452)

Net increase in cash and cash equivalents	6,877	16,942
Cash and cash equivalents at beginning of period	18,664	5,995

Cash and cash equivalents at end of period	$25,541	$22,937

Supplemental Disclosure:
Cash paid for interest	$416	$849
Cash paid for income taxes, net	$32,016	$19,435

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
Vice President and CFO
540-542-6300
or
MBS Value Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800